Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES NOTIFICATION BY PRINCIPAL ACCOUNTANT

OF ITS DECISION NOT TO SEEK RE-APPOINTMENT

Greenwich, CT – April 21, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that, on April 15, 2005, its principal accountant, Ernst & Young LLP (“Ernst & Young”), notified the Chairman of the Audit Committee of the Board of Directors of the Company that it declines to stand for re-appointment as the Company’s principal accountant after completion of the current annual audit of the Company’s financial statements for the fiscal year ended December 31, 2004.  The Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace Ernst & Young as the Company’s principal accountant.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its 2004 Form 10-K, the Company’s ability to regain compliance with American Stock Exchange’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.